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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   Nickel               Jeffrey                    B.
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   (Last)               (First)                 (Middle)

                            13180 Via Ranchero Drive
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                                    (Street)

  Saratoga               CA                    95070
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

                                  BioTime, Inc. (BTX)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

                                      3/02
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]   Director                             [ ]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)
   ______________________________________
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X]  Form filed by One Reporting Person
   [ ]  Form filed by More than One Reporting Person

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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Security Acquired (A) or        Amount of      ship
                                                                 Disposed of (D)                 Securities     Form:     7.
                                                                 (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            3.           -----------------------------   Owned at End   (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             of Month       Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Shares, no par value                                                                      65,000+         D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Option to Purchase                                                              Common
Common Shares       $7.25                                    3/26/01   3/25/06  Shares    10,000  N/A      10,000    D
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Option to Purchase                                                              Common
Common Shares       $11.50                                   3/31/00   3/30/05   Shares   10,000  N/A      10,000    D
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Option to Purchase                                                              Common
Common Shares       $12.57                                   4/29/99   4/28/04  Shares    10,000  N/A      10,000    D
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Option to Purchase                                                              Common
Common Shares       $10.33                                   4/2/99    4/1/02   Shares    15,000  N/A      15,000    D
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Option to Purchase                                                              Common
Common Shares       $3.00     3/25/02   A      20,000          ++      3/30/07  Shares    20,000  N/A      20,000    D
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
Explanation of Responses:

+ Includes 65,000 shares that Mr. Nickel may acquire through the exercise of stock options.

++ 12,500 options became execisable on the date of grant and the remaining 7,500 will become exercisable in 9 equal monthly installments based upon continued service on the board of directors.


         s/Jeffrey B. Nickel                                  April 9, 2002
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a valid OMB Number.